Exhibit 99.1

Media Relations:	Investor Relations:
Britt Zarling	Shub Mukherjee
Corporate Communications	Investor Relations
Fiserv, Inc.	Fiserv, Inc.
414-526-3107	+ 1 212-266-3565
britt.zarling@fiserv.com	shub.mukherjee@fiserv.com

Fiserv Appoints Dylan G. Haggart to Board of Directors

BROOKFIELD, Wis., February 23, 2022 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of payments and financial services technology solutions, today announced the appointment of Dylan G. Haggart to its Board of Directors and its agreement to nominate Haggart for election to the Board at its next annual meeting of shareholders.

Haggart is a Partner of ValueAct Capital, where he has worked collaboratively with the management teams and the boards of directors of other companies on matters such as strategy, capital structure, mergers and acquisitions, and talent management since 2013. He also serves as a director of Seagate Technology plc, where he is a member of the compensation committee. Prior to joining ValueAct Capital, Haggart served as a private equity investor at TPG Capital, an investment advisory firm, focusing on North American buyouts, and as an investment banker at Goldman Sachs.

“We are pleased to welcome Dylan to the Fiserv Board,” said Denis O’Leary, Chairman of the Board of Directors of Fiserv. “He brings valuable perspective to the Board, and we look forward to benefitting from his contributions and experience as we drive long-term profitable growth and value creation for all of our stakeholders.”

“Fiserv is one of the world’s most important financial technology platforms with tremendous long-term potential. The company is in the midst of a transformation centered around innovative, next-generation offerings that better serve clients and will accelerate profitable growth,” said Haggart. “It’s a great pleasure and honor to deepen my relationship with the Fiserv management team and Board as they drive growth and value for all shareholders.”

In a world moving faster than ever before, Fiserv helps clients deliver solutions in step with the way people live and work today – financial services at the speed of life. Learn more at fiserv.com.

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) aspires to move money and information in a way that moves the world. As a global leader in payments and financial technology, the company helps clients achieve best-in-class results through a commitment to innovation and excellence in areas including account processing and digital banking solutions; card issuer processing and network services; payments; e-commerce; merchant acquiring and processing; and the Clover® cloud-based point-of-sale and business management platform. Fiserv is a member of the S&P 500® Index and has been recognized as one of FORTUNE World’s Most Admired Companies® for 11 of the past 14 years. Visit fiserv.com and follow on social media for more information and the latest company news.